Exhibit 99.1

Media	Investors
Janis Allen	Isaac Garden
(805) 330-4899	(818) 264-4907

PennyMac Financial Services, Inc. Reports Second Quarter 2020 Results

and Increases Quarterly Dividend

Westlake Village, CA, August 6th, 2020 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $352.7 million for the second quarter of 2020, or $4.39 per share on a diluted basis, on revenue of $821.6 million. Book value per share increased to $34.26 from $29.85 at March 31, 2020.

PFSI’s Board of Directors declared a second quarter cash dividend of $0.15 per share, a 25 percent increase from the prior quarter, payable on August 28, 2020, to common stockholders of record as of August 17, 2020.

Second Quarter 2020 Highlights

●	Pretax income was $480.4 million, up 16 percent from the prior quarter and 382 percent from the second quarter of 2019
o	Record earnings driven by core production and servicing results partially offset by fair value losses on mortgage servicing rights (MSRs) and associated hedging and other losses
o	In June, repurchased approximately 7 million shares of PFSI’s common stock (approximately 9% of total shares outstanding) from The BlackRock Foundation for an approximate cost of $237.2 million at $34.00 per share

●	Record production segment pretax income of $538.1 million, up 124 percent from the prior quarter and 448 percent from the second quarter of 2019 driven by record volumes in the direct lending channels and record margins across all channels
o	Direct lending interest rate lock commitments (IRLCs) were a record $13.0 billion in unpaid principal balance (UPB), up 31 percent from the prior quarter and 177 percent from the second quarter of 2019
–	$8.9 billion in UPB of IRLCs in the consumer direct channel; $4.1 billion in UPB of IRLCs in the broker direct channel
o	Government correspondent IRLCs totaled $12.9 billion in UPB, down 13 percent from the prior quarter reflecting a temporary slowdown in the origination market for government loans early in the quarter from the impact of COVID-19; government correspondent lock volume was up 7 percent from the second quarter of 2019
o	Total loan acquisitions and originations were $37.6 billion in UPB, up 6 percent from the prior quarter and 56 percent from the second quarter of 2019
o	Correspondent acquisitions of conventional loans fulfilled for PennyMac Mortgage Investment Trust (NYSE: PMT) were $18.9 billion in UPB, up 17 percent from the prior quarter and 76 percent from the second quarter of 2019
●	Servicing segment pretax loss was $62.4 million, versus pretax income of $170.8 million in the prior quarter and a pretax loss of $2.7 million in the second quarter of 2019
o	$108.4 million in MSR fair value losses and $15.1 million in hedging and other losses driven by elevated hedge costs and fair value losses on options due to a decrease in volatility; net impact on pretax income related to these items was $(123.5) million and on earnings per share was $(1.13)
●	Valuation-related changes also included a $25.8 million provision for credit losses on active loans related to COVID-19
o	Pretax income excluding valuation-related changes was a record $86.9 million, up 105 percent from the prior quarter and 84 percent from the second quarter of 2019 driven primarily by a large contribution from early buyout (EBO) activities and lower realization of MSR cash flows
o	Servicing portfolio grew to $388.3 billion in UPB, up 1 percent from March 31, 2020 and 16 percent from June 30, 2019

●	Investment Management segment pretax income was $4.7 million, up from $3.8 million in the prior quarter and $4.0 million in the second quarter of 2019
o	Revenue was $10.5 million, an increase of 7 percent from the prior quarter and 2 percent from the second quarter of 2019
o	Net assets under management (AUM) were $2.2 billion, up 23 percent from March 31, 2020 driven by an increase in PMT’s book value

“During this period of historically low interest rates and disruption in the economy, PennyMac Financial was, and remains, a consistent and constructive source of new capital for consumers seeking to purchase a home or refinance their existing home throughout the COVID-19 crisis,” said President and CEO David Spector.  “I am proud of the hard work and investments we have made in our platform leading up to this period which have established PennyMac as an industry leader with strong capabilities to best serve our customers while delivering record financial performance to our shareholders.  We reported record Production segment results and strong operating earnings in our loan servicing segment, which drove 15 percent book value growth from the prior quarter. We continue to invest in our platform and are pleased to note a new milestone in the development of our production technology with the launch of P3 for our correspondent customers as part of our vision to have a single, cloud-based platform for all production channels.  The new portal is designed to drive operational efficiencies and an improved customer experience across all channels while increasing the speed of system enhancements.  Additionally, we continue to be a positive force in the economy as we hired over 1,000 new PennyMac’ers in the quarter to enable us to address the planned, long-term growth of our direct lending platforms and assist our borrowers with hardships. PennyMac’s substantial investments in people, systems and infrastructure throughout its history have positioned us uniquely to address the very large opportunity in the mortgage markets.  I am proud of the role this Company continues to play in the economic recovery and while prospects for the U.S. economy remain uncertain, given the present market environment, we expect PFSI’s exceptional financial performance to persist into 2021.”

The following table presents the contributions of PennyMac Financial’s segments to pretax income:

	Quarter ended June 30, 2020
	Mortgage Banking			Investment
	Production	Servicing	Total	Management	Total

	(in thousands)
Revenue
Net gains on loans held for sale at fair value	$619,728	$62,445	$682,173	$—	$682,173
Loan origination fees	58,948	—	58,948	—	58,948
Fulfillment fees from PMT	52,815	—	52,815	—	52,815
Net loan servicing fees	—	22,337	22,337	—	22,337
Management fees	—	—	—	8,288	8,288
Net interest income (expense):
Interest income	19,205	28,113	47,318	—	47,318
Interest expense	12,642	40,560	53,202	5	53,207
	6,563	(12,447)	(5,884)	(5)	(5,889)
Other	361	351	712	2,250	2,962
Total net revenue	738,415	72,686	811,101	10,533	821,634
Expenses	200,352	135,098	335,450	5,822	341,272
Pretax income	$538,063	$(62,412)	$475,651	$4,711	$480,362

Production Segment

The Production segment includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s own account, fulfillment services on behalf of PMT and direct lending through the consumer direct and broker direct channels, including the underwriting and acquisition of loans from correspondent sellers on a non-delegated basis.

PennyMac Financial’s loan production activity for the quarter totaled $37.6 billion in UPB, $18.7 billion of which was for its own account, and $18.9 billion of which was fee-based fulfillment activity for PMT. Correspondent government and direct lending IRLCs totaled $26.0 billion in UPB, up 5 percent from the prior quarter and 55 percent from the second quarter of 2019.

Production segment pretax income was $538.1 million, up 124 percent from the prior quarter and 448 percent from the second quarter of 2019. Production revenue totaled $738.4 million, up 75 percent from the prior quarter and 276 percent from the second quarter of 2019. The quarter-over-quarter increase was driven by a $303.1 million increase in net gains on loans held for sale driven by record volumes in the direct lending channels and record margins across all channels.

The components of net gains on loans held for sale are detailed in the following table:

	Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019

	(in thousands)
Receipt of MSRs and recognition of MSLs in loan sale transactions	$225,534	$275,739	$176,493
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(5,662)	(3,308)	(1,408)
Provision of liability for representations and warranties, net	(2,919)	(2,036)	(727)
Cash investment (1)	275,473	70,315	(49,005)
Fair value changes of pipeline, inventory and hedges	189,747	3,572	22,180
Net gains on mortgage loans held for sale	$682,173	$344,282	$147,533
Net gains on mortgage loans held for sale by segment:
Production	$619,728	$316,635	$124,860
Servicing	$62,445	$27,647	$22,673
(1) Net of cash hedging results

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT from non-affiliates in its correspondent production business. These services include, but are not limited to, marketing, relationship management, correspondent seller approval and monitoring, loan file review, underwriting, pricing, hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.

Fees earned from the fulfillment of correspondent loans on behalf of PMT totaled $52.8 million in the second quarter, up 26 percent from the prior quarter and up 78 percent from the second quarter of 2019. The quarter-over-quarter increase in fulfillment fee revenue was driven primarily by a 17 percent increase in acquisition volumes by PMT and an increase in the weighted average fulfillment fee rate to 28 basis points from 26 basis points in the prior quarter.

Net interest income totaled $6.6 million, up from $6.4 million in the prior quarter and $5.0 million in the second quarter of 2019.

Production segment expenses were $200.4 million, up 10 percent from the prior quarter and 104 percent from the second quarter of 2019 as a result of the increase in volumes in PFSI’s direct lending channels.

Servicing Segment

The Servicing segment includes income from owned MSRs, subservicing and special servicing activities. Servicing segment pretax loss was $62.4 million, versus pretax income of $170.8 million in the prior quarter and a pretax loss of $2.7 million in the second quarter of 2019.

Servicing segment net revenues totaled $72.7 million, down 75 percent from the prior quarter and 24 percent from the second quarter of 2019 driven by net valuation-related losses.

Revenue from net loan servicing fees totaled $22.3 million and included $243.3 million in servicing fees reduced by $97.4 million from the realization of MSR cash flows. Net valuation-related losses totaled $123.5 million, and included MSR fair value losses of $108.4 million, and hedging and other losses of $15.1 million. The MSR fair value losses primarily resulted from higher-than-modeled actual prepayments combined with expectations for increased prepayment activity in the future as a result of lower interest rates. Hedging and other losses were driven primarily by option costs which were near record highs at the beginning of the quarter from heightened volatility, and fair value losses on options as a result of decreased volatility at June 30, 2020.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019

	(in thousands)
Loan servicing fees (1)	$243,254	$241,929	$218,329
Changes in fair value of MSRs and MSLs resulting from:
Realization of cash flows	(97,435)	(114,919)	(106,774)
Change in fair value inputs	(108,354)	(920,294)	(259,205)
Change in fair value of excess servicing spread financing	636	14,522	3,604
Hedging (losses) gains	(15,764)	1,036,570	203,180
Net change in fair value of MSRs and MSLs	(220,917)	15,879	(159,195)
Net loan servicing fees	$22,337	$257,808	$59,134
(1) Includes contractually-specified servicing fees

Servicing segment revenue also included $62.4 million in net gains on loans held for sale from the securitization of reperforming government-insured and guaranteed loans, up significantly from $27.6 million in the prior quarter and $22.7 million in the second quarter of 2019 as a result of a reduced impact from loan buyouts and hedging. These loans were previously purchased out of Ginnie Mae securitizations as EBO loans and brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily through loan modifications. Net interest expense totaled $12.4 million, down from net interest income of $4.6 million in the prior quarter and $13.0 million in the second quarter of 2019. Interest income was $28.1 million, down from $46.0 million in the prior quarter driven by lower income related to custodial deposit balances as earnings rates declined, while interest expense was essentially unchanged.

Servicing segment expenses totaled $135.1 million, up 14 percent from the prior quarter driven by higher credit losses as a result of delinquencies related to COVID-19.

The total servicing portfolio grew to $388.3 billion in UPB at June 30, 2020, an increase of 1 percent from March 31, 2020 and 16 percent from June 30, 2019 despite elevated prepayment speeds and disruption in the correspondent production market. PennyMac Financial subservices and conducts special servicing for $147.7 billion in UPB, an increase of 2 percent from March 31, 2020 and 35 percent from June 30, 2019. PennyMac Financial’s owned MSR portfolio grew to $240.6 billion in UPB, an increase of 1 percent from March 31, 2020 and 7 percent from June 30, 2019.

The table below details PennyMac Financial’s servicing portfolio UPB:

	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands)
Prime servicing:
Owned
Mortgage servicing rights
Originated	$180,277,670	$173,171,678	$152,546,247
Acquisitions	53,530,059	58,312,483	68,153,929
	233,807,729	231,484,161	220,700,176
Mortgage servicing liabilities	2,130,520	2,635,734	1,297,421
Loans held for sale	4,672,171	5,276,688	3,342,187
	240,610,420	239,396,583	225,339,784
Subserviced for PMT	147,612,389	144,734,874	108,856,599
Total prime servicing	388,222,809	384,131,457	334,196,383
Special servicing - subserviced for PMT	83,066	95,169	274,626
Total loans serviced	$388,305,875	$384,226,626	$334,471,009

Loans serviced:
Owned
Mortgage servicing rights	$233,807,729	$231,484,161	$220,700,176
Mortgage servicing liabilities	2,130,520	2,635,734	1,297,421
Loans held for sale	4,672,171	5,276,688	3,342,187
	240,610,420	239,396,583	225,339,784
Subserviced	147,695,455	144,830,043	109,131,225
Total loans serviced	$388,305,875	$384,226,626	$334,471,009

Investment Management Segment

PennyMac Financial manages PMT for which it earns base management fees and may earn incentive compensation. Net AUM were $2.2 billion as of June 30, 2020, up 23 percent from March 31, 2020, due to an increase in PMT’s book value primarily driven by record results in its Correspondent Production segment and a significant recovery in the fair value of its government-sponsored enterprise credit risk transfer investments.

Pretax income for the Investment Management segment was $4.7 million, up from $3.8 million in the prior quarter and $4.0 million in the second quarter of 2019. Management fees, which include base management and performance incentive fees from PMT, decreased 8 percent from the prior quarter and 6 percent from the second quarter of 2019. Base management fees were $8.3 million, down from $9.1 million in the prior quarter, but up from $6.8 million in the second quarter of 2019. Performance-based incentive fees were not earned in the second quarter and are not expected to be earned for some time.

The following table presents a breakdown of management fees:

	Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019

	(in thousands)
Management fees:
PennyMac Mortgage Investment Trust
Base	$8,288	$9,055	$6,839
Performance incentive	—	—	1,993
Total management fees	$8,288	$9,055	$8,832

Net assets of PennyMac Mortgage Investment Trust	$2,235,277	$1,823,368	$1,943,934

Investment Management segment expenses totaled $5.8 million, down 5 percent from the prior quarter and 8 percent from the second quarter of 2019.

Consolidated Expenses

Total expenses were $341.3 million, up 11 percent from the prior quarter and 68 percent from the second quarter of 2019 primarily driven by higher volumes of activity in the production segment.

Other Items

PFSI also announced today that the Company has accepted the resignation of Matthew Botein from its Board of Directors, effective August 5, 2020.

“Matt was a founding member of our Board of Directors, having served since the inception of the Company in 2008, and we cannot thank him enough for his invaluable insights, dedication and many contributions to the growth of PennyMac Financial,” said President and CEO David Spector. “We wish Matt much future success as he directs his attention to growing his investment management business.”

“It has been my privilege to serve with this talented leadership team and Board of Directors since the very beginning. I am proud to have been a part of the tremendous growth and success of this special company and am confident that its best days are yet to come,” commented Matthew Botein.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at ir.pennymacfinancial.com beginning at 1:30 p.m. (Pacific Time) on Thursday, August 6, 2020.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, the recently completed corporate reorganization, the expected benefits and market and financial impact of the reorganization and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, civil unrest, man-made or natural disasters, climate change and pandemics such as COVID-19; the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government‑sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; expected discontinuation of LIBOR; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third‑party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT if its services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or investment strategies or expansion of existing business activities or investment strategies; our ability to detect misconduct and fraud; our ability to mitigate cybersecurity risks and cyber incidents; our ability to pay dividends to our stockholders; and our organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward- looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands, except share amounts)
ASSETS
Cash	$910,257	$878,826	$231,388
Short-term investments at fair value	7,746	1,884	75,542
Loans held for sale at fair value	4,918,253	5,541,987	3,506,406
Assets purchased from PennyMac Mortgage Investment Trust under agreements to resell pledged to creditors	90,101	99,766	118,716
Derivative assets	400,302	433,211	168,116
Servicing advances, net	282,285	299,550	271,534
Investment in PennyMac Mortgage Investment Trust at fair value	1,310	797	1,637
Mortgage servicing rights	2,213,539	2,193,697	2,720,335
Operating lease right-of-use assets	73,571	71,639	53,977
Receivable from PennyMac Mortgage Investment Trust	44,329	56,223	34,695
Loans eligible for repurchase	13,762,157	980,618	1,007,435
Other	522,625	332,935	208,595
Total assets	$23,226,475	$10,891,133	$8,398,376

LIABILITIES
Assets sold under agreements to repurchase	$3,759,315	$4,444,545	$2,747,084
Mortgage loan participation and sale agreements	536,395	528,750	523,177
Notes payable secured by mortgage servicing assets	1,294,949	1,294,514	1,293,180
Obligations under capital lease	16,749	18,145	28,295
Excess servicing spread financing payable to PennyMac Mortgage Investment Trust at fair value	151,206	157,109	194,156
Derivative liabilities	21,154	43,152	15,952
Operating lease liabilities	93,605	89,829	73,461
Mortgage servicing liabilities at fair value	29,858	29,761	12,948
Accounts payable and accrued expenses	216,399	198,897	151,504
Payable to PennyMac Mortgage Investment Trust	56,558	59,281	65,605
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	46,158	46,158	46,537
Income taxes payable	736,870	613,043	441,336
Liability for loans eligible for repurchase	13,762,157	980,618	1,007,435
Liability for losses under representations and warranties	25,909	23,202	18,709
Total liabilities	20,747,282	8,527,004	6,619,379

STOCKHOLDERS’ EQUITY
Common stock¾authorized 200,000,000 shares of $0.0001 par value; issued and outstanding 72,358,167, 79,190,245, and 78,304,899 shares, respectively	7	8	8
Additional paid-in capital	1,113,412	1,341,219	1,317,023
Retained earnings	1,365,774	1,022,902	461,966
Total stockholders’ equity	2,479,193	2,364,129	1,778,997
Total liabilities and stockholders’ equity	$23,226,475	$10,891,133	$8,398,376

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands, except earnings per share)
Revenue
Net gains on loans held for sale at fair value	$682,173	$344,282	$147,533
Loan origination fees	58,948	57,571	36,924
Fulfillment fees from PennyMac Mortgage Investment Trust	52,815	41,940	29,590
Net loan servicing fees:
Loan servicing fees	243,254	241,929	218,329
Change in fair value of mortgage servicing rights, mortgage servicing liabilities and excess servicing spread financing	(205,153)	(1,020,691)	(362,375)
Hedging results	(15,764)	1,036,570	203,180
Net loan servicing fees	22,337	257,808	59,134
Net interest (expense) income:
Interest income	47,318	72,564	70,900
Interest expense	53,207	61,512	52,924
	(5,889)	11,052	17,976
Management fees from PennyMac Mortgage Investment Trust	8,288	9,055	8,832
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	543	(857)	119
Results of real estate acquired in settlement of loans	296	(707)	743
Other	2,123	1,681	2,126
Total net revenue	821,634	721,825	302,977
Expenses
Compensation	179,886	168,436	114,717
Servicing	56,503	42,166	29,008
Loan origination	50,921	46,004	23,071
Technology	21,905	19,107	16,080
Professional services	12,500	13,404	6,313
Occupancy and equipment	8,293	8,038	7,042
Other	11,264	9,940	7,156
Total expenses	341,272	307,095	203,387
Income before provision for income taxes	480,362	414,730	99,590
Provision for income taxes	127,685	108,487	26,894
Net income	$352,677	$306,243	$72,696

Earnings per share
Basic	$4.53	$3.89	$0.93
Diluted	$4.39	$3.73	$0.92
Weighted-average common shares outstanding
Basic	77,790	78,689	78,335
Diluted	80,424	82,008	79,318
Dividend declared per share	$0.12	$0.12	$—